Exhibit 99.1

L. B. Foster Company Reports Improved Second Quarter Results

          PITTSBURGH, July 27 /PRNewswire-FirstCall/ -- L.B. Foster Company (Nasdaq: FSTR), a manufacturer, fabricator, and distributor of rail, construction, and tubular products, today reported net income of $1.6 million ($0.15 per diluted share) in the second quarter of 2005 versus net income of $1.3 million ($0.13 per diluted share) in the second quarter of 2004.

          Net sales for the second quarter of 2005 were $97.8 million compared to $76.8 million in 2004, an increase of 27%. The sales increase came primarily from the Company’s lower margin Piling and Rail Distribution businesses. Gross margins declined by 1.1% percentage points to 11.0%.  The lower margins in the second quarter are due principally to increased LIFO expense and materially lower margins in our Fabricated Products Division.  Selling and administrative expenses increased $0.9 million or 13% over the same prior year period due to increases in employee compensation and benefits, and professional services including audit costs. Second quarter interest expense increased $0.1 million from the prior year due to increased borrowings and increased interest rates. The increase in borrowings is due primarily to working capital requirements related to increased volumes as well as a change in the Company’s approach to stocking more sheet piling inventory to accommodate higher margin stock sales.  Other income declined $0.1 million as a result of decreased income from a mark-to-market adjustment recorded by the Company related to its remaining interest rate collar.  Income taxes in the second quarter were recorded at approximately 34.6% compared to 40% a year ago.  The prior year rate reflects an increase in the valuation allowance provided against certain deferred assets.

          For the six months ended June 30, 2005, the Company reported net income of $2.2 million ($0.21 per diluted share) versus net income of $1.2 million ($0.12 per diluted share) for the same period a year ago.

          Net sales for the six months ended June 30, 2005 were $173.1 million compared to $142.3 million in 2004, an increase of 22% while gross margins remained stable at 10.8%. Selling and administrative expenses rose $1.7 million or 13% as discussed above. Interest expense rose slightly as a result of increased borrowings and increased interest rates, offset by the retirement of an interest rate collar agreement. Other income declined by $0.3 million as the prior year results included a $0.5 million gain from sale of the Company’s former Newport, KY pipe coating machinery and equipment which had been classified as “held for resale.”

          Cash flow from operations was negative for the first six months of 2005 as the Company’s working capital has increased due to the increased sales volume and Piling inventory increase as previously mentioned. The cash requirements were funded primarily from existing cash and revolving credit facility borrowings. Capital expenditures for the six months ended June 30, 2005 were $7.3 million as compared to $1.5 million in the same period of 2004. As a result of being awarded a long-term contract in January 2005 for the supply of prestressed concrete railroad ties to the Union Pacific Railroad, the Company is replacing the tie manufacturing equipment at its Grand Island, NE plant and building a new facility in Tucson, AZ.

          “We are very pleased with our sales levels in the second quarter.  Our Piling and Rail Distribution businesses increased 62% and 50%, respectively, over the prior year quarter.  These increases were primarily responsible for our increased profitability this quarter,” remarked Stan L. Hasselbusch, President and CEO.

          “Profitability was hampered, however, by poor results in our Fabricated Products business,” added Hasselbusch.  “We have gone 21 months without a new highway and transit appropriations bill and it has negatively impacted competitive bidding opportunities in the marketplace and margins have declined as a result.  We expect a better second half of 2005 for our bridge decking business, but our heavy structural fabrication business continues to be in an extremely competitive environment.

          “Our concrete tie business experienced lower volumes, as anticipated, due to decreased sales at our Spokane facility,” continued Mr. Hasselbusch.  “This facility will experience lower Class One sales in 2005 and beyond and will need to continue to develop the transit and industrial tie markets to maintain adequate volumes.”  Mr. Hasselbusch also noted, “The concrete tie business will have a poor second half in 2005 as we will be building new facilities as opposed to manufacturing significant volumes of ties.  Our Grand Island facility stopped tie production in early July to prepare for a nine week installation of new manufacturing equipment.”

          Mr. Hasselbusch concluded by saying, “Overall business activity remains strong and is reflected in our new orders.  Bookings for the quarter were $94.3 million, 29% ahead of last year.  We expect this activity to lead to continued improved earnings in the second half of 2005 compared to 2004.”

          L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter operating results on Thursday, July 28, 2005 at 10:00am EDT. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer, and Mr. David Russo, Senior Vice President and Chief Financial Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

          The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company’s profitability include, but are not limited to, general economic conditions, adequate funding for infrastructure projects (including the passage of an adequate highway and transit bill), the potential value or viability of the Dakota Minnesota & Eastern Railroad, delays or problems encountered during construction or implementation at our concrete tie facilities, and the continued availability of existing and new piling products. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as “anticipates,” “expects,” or “will” generally should be considered forward-looking statements.  More detailed information on these and additional factors which could affect the Company’s operating and financial results are described in the Company’s Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces.  The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

CONDENSED STATEMENTS OF CONSOLIDATED INCOME
L. B. FOSTER COMPANY AND SUBSIDIARIES
(In Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

	(Unaudited)		(Unaudited)
NET SALES	$97,808	$76,827	$173,122	$142,279
COSTS AND EXPENSES:
Cost of goods sold	87,048	67,494	154,362	126,964
Selling and administrative expenses	7,971	7,054	15,140	13,455
Interest expense	573	469	997	932
Other income	(227)	(350)	(727)	(1,044)
	95,365	74,667	169,772	140,307
INCOME BEFORE INCOME TAXES	2,443	2,160	3,350	1,972
INCOME TAXES	845	865	1,124	790
NET INCOME	$1,598	$1,295	$2,226	$1,182
BASIC EARNINGS PER SHARE	$0.16	$0.13	$0.22	$0.12
DILUTED EARNINGS PER SHARE	$0.15	$0.13	$0.21	$0.12
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - BASIC	10,085	9,945	10,076	9,876
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING - DILUTED	10,409	10,254	10,402	10,202

L. B. Foster Company and Subsidiaries
Consolidated Balance Sheet
($ 000’s)

	June 30, 2005	December 31, 2004

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash items	$3,042	$280
Accounts and notes receivable:
Trade	57,699	39,759
Other	897	170
Inventories	68,386	42,014
Current deferred tax assets	1,289	1,289
Other current assets	996	786
Total Current Assets	132,309	84,298
OTHER ASSETS:
Property, plant & equipment-net	36,422	30,378
Goodwill	350	350
Other intangibles - net	353	430
Investments	15,192	14,697
Deferred tax assets	3,878	3,877
Other non-current assets	195	65
Total Other Assets	56,390	49,797
	$188,699	$134,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities on long-term debt	$765	$477
Short-term borrowings	2,067	112
Accounts payable-trade and other	52,748	27,736
Accrued payroll and employee benefits	3,895	3,308
Current deferred tax liabilities	3,942	3,942
Other accrued liabilities	3,709	1,892
Total Current Liabilities	67,126	37,467
LONG-TERM BORROWINGS	36,016	14,000
OTHER LONG-TERM DEBT	4,000	3,395
DEFERRED TAX LIABILITIES	2,898	2,898
OTHER LONG-TERM LIABILITIES	2,299	2,592
STOCKHOLDERS’ EQUITY:
Class A Common stock	102	102
Paid-in Capital	35,268	35,131
Retained Earnings	42,105	39,879
Treasury Stock	(400)	(654)
Accumulated Other Comprehensive Loss	(715)	(715)
Total Stockholders’ Equity	76,360	73,743
	$188,699	$134,095

SOURCE  L. B. Foster Company
          -0-                                        07/27/2005
          /CONTACT:  Stan L. Hasselbusch of L.B. Foster Company, +1-412-928-3417, or fax, +1-412-928-7891, or investors@LBFosterCo.com /